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FORM 4                                                       OMB APPROVAL
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                                                      OMB Number:      3235-0287
                                                      Expires: December 31, 2001
                                                      Estimated average burden
                                                      hours per response.....0.5
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                             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b)                            Act of 1940

(Print or Type Responses)

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Persons to
    DAWLEY        STUART              P.          AIRNET COMMUNICATIONS CORPORATION (ANCC)      Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------       Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS Identification      4. Statement for      ----              ---
 C/O AIRNET COMMUNICATIONS CORPORATION            Number of Reporting        Month/Year          X  Officer (give    Other (Specify
 3950 DOW ROAD                                    Person, if an entity       APRIL 2002         ----        title ---       below)
---------------------------------------------     (Voluntary)             ------------------                below)
                 (Street)                                                 5. If Amendment,      VICE PRESIDENT, GENERAL COUNSEL
 MELBOURNE          FL              32934                                    Date of Original   & SECRETARY
---------------------------------------------                                (Month/Year)     --------------------------------------
  (City)           (State)           (Zip)                                                    7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable line)
                                                                                                 X    Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by more than
                                                                                                ----  One Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/     ---------------------------------------                          Indirect       Owner-
                                   Year)    Code    V       Amount   (A) or   Price                          (I)            ship
                                                                     (D)                                     (Instr. 4)     (Instr.
                                                                                                                            4)

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 Common Stock                      4/19/02   M              1,500     A       $0.45          1,656            D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one Reporting Person, see Instruction 4(b)(v).                                             PAGE 1


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D)           Year)                                 ity
                             Security                            (Instr. 3,                                             (Instr. 5)
                                                                 4, and 5)     -----------------------------------
                                                                               Date    Expira-            Amount or
                                                  ---------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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Employee Stock Option                                                                             Common
 (right to buy)              $0.45        4/19/02     M               1,500     (1)    10/19/11   Stock                   $0.45
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1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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Employee Stock Option
 (right to buy)                  38,500                  D
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Explanation of Responses:
(1) 50% of the option vested on April 19, 2002, six months after the date of grant; an additional 25% will vest on October 19, 2002, one year after the date of grant; and the final 25% will vest on October 19, 2003, two years after the date of grant.

**Intentional misstatements or omissions of facts constitute Federal Criminal       /s/ Stuart P. Dawley             May 2, 2002
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             -------------------------------  -----------
                                                                                    **Signature of Reporting Person     Date
                                                                                    Stuart P. Dawley

Note. File three copies of this Form, one of which must be manually signed.
  If space is insufficient, see Instruction 6 for procedure.

Potential person who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently
valid OMB Number.                                                                                                           Page 2